Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces a 4.4% Increase in 2007 Holiday Sales

For the 9-Week Period Ended December 30, 2007 Versus the 9-Week Period Ended December 31, 2006

San Francisco, CA, January 15, 2008 — Williams-Sonoma, Inc. (NYSE: WSM) today announced that net revenues for the 9-week holiday period ended December 30, 2007 increased 4.4% to $1.021 billion versus the comparable 9-week holiday period ended December 31, 2006, including a comparable store sales decrease of 0.4%.

Holiday Net Revenues by Sales Channel

(All Amounts in Millions Except Percentages)

	9-Week Period Ended December 30, 2007	9-Week Period Ended December 31, 2006	Year-Over- Year % Increase
Retail Net Revenues	$650.6	$629.6	3.3%
Direct-to-Customer Net Revenues	$370.6	$348.2	6.4%
Total Net Revenues	$1,021.2	$977.8	4.4%
Comparable Store Sales % Change	<0.4%>	0.8%

Also during the holiday period, we repurchased and retired 1,516,706 shares of our common stock at a weighted average cost of $27.49 or $41.7 million. In addition, as announced in a separate press release this morning, our Board of Directors authorized the repurchase of an additional $150 million of the company’s common stock.

Howard Lester, Chairman and Chief Executive Officer, commented, “As we indicated in our third quarter earnings release, we entered the fourth quarter with a heightened sense of caution due to our belief that the macro environment was weakening and that retail traffic was slowing. In fact, the macro environment did weaken and traffic slowed even further than we anticipated, particularly in our home furnishings businesses. Notwithstanding the softer traffic, however, the strength of our brands and our ability to serve our customer in three distinct channels drove a 4.4% increase in year-over-year revenue growth – with positive growth in all brands and all key merchandising categories. While this was below our expectations, we were pleased with this result in comparison to the holiday performance of the retail sector overall. We are, however, seeing continued weakness in January and as such, are reducing our fourth quarter net revenue and diluted earnings per share guidance accordingly. Fourth quarter net revenue is now expected to be in the range of $1.363 billion to $1.385 billion versus previous guidance of $1.387 billion to $1.417 billion and diluted earnings per share is expected to be in the range of $1.11 to $1.14 versus previous guidance of $1.19 to $1.25.”

OUTLOOK FOR FISCAL YEAR 2008

Mr. Lester continued, “As we look forward to 2008, which will be a 52-week year versus a 53-week year in 2007, we are focused on four key initiatives: (1) capitalizing on the success of our 2007 key growth strategies, including the revitalization of the Pottery Barn brand; (2) driving growth in our core brands through enhanced capabilities in direct marketing and e-commerce; (3) aggressively identifying real estate expansion opportunities for the West Elm brand; and (4) continuing to drive operational efficiencies in our furniture supply chain – particularly in the area of furniture returns, replacements, and damages. To support our growth in 2008, we are expecting a mid-single digit increase in retail leased square footage. Due to successful direct marketing initiatives, such as catalog versioning, paid search, and e-mail, we are not planning to increase catalog circulation in 2008.”

Mr. Lester additionally commented, “We do believe, however, that the macro retail environment is going to be increasingly challenging in 2008 and are planning our business accordingly. Therefore, our preliminary estimates for 2008 on a GAAP basis (52 weeks in 2008 versus 53 weeks in 2007) assume a flat to low-single digit decrease in net revenue and a mid-single to high-single digit decrease in diluted earnings per share. The loss of the 53rd week in 2008 is negatively impacting revenue growth by approximately 2% and diluted earnings per share growth by approximately 3%. On a comparable 52-week to 52-week basis, our preliminary estimates assume a flat to low-single digit increase in net revenue and a low-single to mid-single digit decrease in diluted earnings per share. We will provide updated and more in-depth guidance for fiscal 2008 when we have more visibility to post-holiday sales trends and finalize our 2008 business plans.”

FOURTH QUARTER 2007 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues for the fourth quarter, a 14-week quarter, are projected to be in the range of $1.363 billion to $1.385 billion, versus previous guidance in the range of $1.387 billion to $1.417 billion. This represents a projected increase in net revenues in the range of 8.6% to 10.4% versus $1.255 billion in the fourth quarter of fiscal year 2006, a 13-week quarter. On a 14-week to 14-week basis, this represents a projected increase in the range of 2.6% to 4.2%.

❑	Retail net revenues for the fourth quarter, a 14-week quarter, are projected to be in the range of $841.0 million to $853.0 million, versus previous guidance in the range of $861.0 million to $879.0 million. This represents a projected increase in retail net revenues in the range of 7.0% to 8.6% versus $785.8 million in the fourth quarter of fiscal year 2006, a 13-week quarter. On a 14-week to 14-week basis, this represents a projected increase in the range of 2.7% to 4.2%.

❑	Change in comparable store sales is projected to be in the range of <1.5%> to 0.0%, versus previous guidance in the range of 0.5% to 2.5%. This compares to comparable store sales growth in the fourth quarter of fiscal year 2006 of <0.6%>. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to continue to exclude West Elm and Williams-Sonoma Home.

❑	Retail leased square footage is projected to increase on a year-over-year basis in the range of 5.3% to 5.8%, unchanged from previous guidance. Retail selling square footage is projected to increase in the range of 5.7% to 6.2%, unchanged from previous guidance. This compares to retail leased and selling square footage growth in the fourth quarter of fiscal year 2006 of 8.3% and 7.9%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) for the fourth quarter, a 14-week quarter, are projected to be in the range of $522.0 million to $532.0 million, versus previous guidance in the range of $526.0 million to $538.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 11.3% to 13.4% versus $469.1 million in the fourth quarter of fiscal year 2006, a 13-week quarter. On a 14-week to 14-week basis, this represents a projected increase in the range of 2.3% to 4.2%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2007 is expected to be in the range of 41.8% to 42.0%, versus previous guidance in the range of 43.0% to 43.2%.

❑	Gross margin as a percentage of net revenues in the fourth quarter of fiscal year 2006 was 43.2%. The revised 2007 guidance represents a decrease in the gross margin rate in the range of 120 to 140 basis points.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2007 are expected to be in the range of 27.4% to 27.6%, unchanged from previous guidance.

❑	Selling, general and administrative expenses as a percentage of net revenues in the fourth quarter of fiscal year 2006 were 27.6%. The 2007 guidance represents a projected decrease in the SG&A expense rate of 20 basis points at the low end of the range and no change at the high end of the range.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense—Net in the fourth quarter of fiscal year 2007 is projected to be interest income in the range of $0.0 million to $0.5 million, versus previous guidance in the range of $0.0 to $1.0 million. This compares to net interest income in the fourth quarter of fiscal year 2006 of $2.1 million.

•	Income Taxes

❑	The income tax rate in the fourth quarter of fiscal year 2007 is projected to be in the range of 38.4% to 38.8%, versus previous guidance in the range of 38.9% to 39.3%. This compares to an income tax rate in the fourth quarter of fiscal year 2006 of 38.6%. The projected income tax rate for the fourth quarter of fiscal year 2007 includes an approximate 80 basis point increase in the effective income tax rate or $0.014 per diluted share impact from applying FIN 48 (see Note 5 in Exhibit 1). Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are evaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis in the fourth quarter of fiscal year 2007, including an approximate 80 basis point or $0.014 per diluted share increase in the effective income tax rate related to FIN 48 (see Note 5 in Exhibit 1), are expected to be in the range of $1.11 to $1.14, versus previous guidance in the range of $1.19 to $1.25. Diluted earnings per share in the fourth quarter of fiscal year 2007 on a non-GAAP basis, excluding an approximate 80 basis point increase in the effective income tax rate or $0.014 per diluted share related to FIN 48, are expected to be in the range of $1.12 to $1.15 (see reconciliation below), versus previous guidance in the range of $1.20 to $1.26.

Reconciliation of Fourth Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 5 and 6)

	Q4 2007 Guidance	Q4 2006 Actual	% YOY Increase/ <Decrease>
GAAP Diluted EPS *	$1.11 - $1.14	$1.06	4.7% - 7.5%
Impact of FIN 48 (Note 5)	$0.014	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$1.12 - $1.15	$1.06	5.7% - 8.5%

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑	This reconciliation is being provided to facilitate a meaningful evaluation of the company’s fourth quarter of fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the fourth quarter of fiscal year 2007 are projected to be in the range of $665.0 million to $690.0 million, unchanged from previous guidance. Merchandise inventories were $610.6 million at the end of the fourth quarter of fiscal year 2006. This represents a projected increase in merchandise inventories in the range of 8.9% to 13.0%.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the fourth quarter of fiscal year 2007 is projected to be in the range of $36.0 million to $37.0 million, unchanged from previous guidance. Depreciation and amortization was $35.6 million in the fourth quarter of fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the fourth quarter of fiscal year 2007 is projected to be in the range of $7.0 million to $8.0 million, unchanged from previous guidance. Amortization of deferred lease incentives was $7.3 million in the fourth quarter of fiscal year 2006.

FISCAL YEAR 2007 FINANCIAL GUIDANCE (53 WEEKS in 2007 versus 52 WEEKS in 2006)

•	Net Revenues

❑	Net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $3.933 billion to $3.955 billion, versus previous guidance in the range of $3.957 billion to $3.987 billion. This represents a projected increase in net revenues in the range of 5.5% to 6.1%, versus $3.728 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.4% to 4.0%.

❑

Retail net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $2.275 billion to $2.287 billion, versus previous guidance in the range of $2.295 billion to $2.313 billion. This represents a projected increase in retail net revenue in the range of 5.6% to 6.2% versus

$2.154 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 4.0% to 4.6%.

❑	Change in comparable store sales is projected to be in the range of <0.3%> to 0.3%, versus previous guidance in the range of 0.0% to 1.0%. This compares to comparable store sales growth in fiscal year 2006 of 0.3%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to continue to exclude West Elm and Williams-Sonoma Home.

❑	Retail leased square footage is projected to increase on a year-over-year basis in the range of 5.3% to 5.8%, unchanged from previous guidance. Retail selling square footage is projected to increase in the range of 5.7% to 6.2%, unchanged from previous guidance. This compares to retail leased and selling square footage growth in fiscal year 2006 of 8.3% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2006 Actual	Q1 and Q2 2007 Actual			Q3 2007 Actual			Q4 2007 Guidance			FY 2007 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	7	<9>	252	7	<4>	255	6	<6>	255	20	<19> *
Pottery Barn	197	1	<8>	190	8	<2>	196	6	<2>	200	15	<12> *
Pottery Barn Kids **	92	2	<3>	91	3	0	94	1	<1>	94	6	<4> *
West Elm	22	1	0	23	4	0	27	0	0	27	5	0
Williams-Sonoma Home	7	1	0	8	1	0	9	0	0	9	2	0
Outlets	16	1	<1>	16	0	0	16	0	0	16	1	<1>
Total	588	13	<21>	580	23	<6>	597	13	<9>	601	49	<36>

* Fiscal year 2007 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 14 stores, 8 stores and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

** Included in the table above are two “test” stores for Pottery Barn Kids Baby Clothing & Gifts (“Threads”). These stores are approximately 1,300 selling square feet (2,200 leased square feet) each. One store opened during the third quarter and the other opened in the fourth quarter.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.658 billion to $1.668 billion during fiscal year 2007, a 53-week year, versus previous guidance in the range of $1.662 billion to $1.674 billion. This represents a projected increase in direct-to-customer net revenue in the range of 5.3% to 6.0% versus $1.574 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 2.7% to 3.3%.

❑

Catalog circulation is projected to increase in the range of 3.0% to 4.0%, unchanged from previous guidance. Pages circulated are projected to increase in the range of 8.0% to 9.0%, unchanged from previous guidance. This compares to an approximate 1.6% decrease in catalog circulation and a

3.2% increase in pages circulated in fiscal year 2006. Excluding the circulation for the Hold Everything catalog in fiscal year 2006, catalog and page circulation in fiscal year 2007 is expected to increase in the range of 5.0% to 6.0% and 9.0% to 10.0%, respectively, unchanged from previous guidance.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Guidance (14 Weeks)	FY 2007 Guidance (53 Weeks)
Total Net Revenue	$816	$859	$895	$1,363 - $1,385	$3,933 - $3,955
% Growth	2.7%	4.1%	5.0%	8.6% - 10.4%	5.5% - 6.1%
% Growth (53-week to 53-week basis)	-	-	-	2.6% - 4.2%	3.4% - 4.0%
Retail Net Revenue	$453	$487	$494	$841 - $853	$2,275 - $2,287
% Growth	4.5%	5.1%	5.0%	7.0% - 8.6%	5.6% - 6.2%
% Growth (53-week to 53-week basis)	-	-	-	2.7% - 4.2%	4.0% - 4.6%
Comparable Store Sales	<0.8%>	1.2%	1.1%	<1.5%> - 0.0%	<0.3%> - 0.3%
Direct-to-Customer Net Revenue	$363	$372	$401	$522 - $532	$1,658 - $1,668
% Growth	0.6%	2.8%	5.0%	11.3% - 13.4%	5.3% - 6.0%
% Growth (53-week to 53-week basis)	-	-	-	2.3% - 4.2%	2.7% - 3.3%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2007 is expected to be in the range of 39.0% to 39.1%, versus previous guidance in the range of 39.4% to 39.6%.

❑	Gross margin as a percentage of net revenues in fiscal year 2006 was 39.9%, including the $2.7 million or approximately 10 basis point impact of unusual business events. The revised 2007 guidance represents a projected decrease in the gross margin rate in the range of 80 to 90 basis points.

❑	Gross margin as a percentage of net revenues in fiscal year 2006, excluding the $2.7 million or approximately 10 basis point impact of unusual business events, was 40.0%. The revised 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 90 to 100 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2007 are expected to be in the range of 31.1% to 31.2%, versus previous guidance in the range of 31.0% to 31.2%.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.1%. The revised 2007 guidance represents no change in the SG&A expense rate at the low end of the guidance range and a projected increase of 10 basis points at the high end of the range.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.3%. The revised 2007 guidance represents a projected decrease in the SG&A expense rate on a comparable year-over-year basis in the range of 10 to 20 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2007 is projected to be interest income in the range of $2.1 million to $2.6 million, versus previous guidance in the range of $2.0 million to $3.0 million. This compares to net interest income in fiscal year 2006 of $9.7 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2007 is projected to be in the range of 39.0% to 39.3%, versus previous guidance in the range of 39.3% to 39.6%. This compares to an income tax rate in fiscal year 2006 of 38.1%. The projected income tax rate for fiscal year 2007 includes an approximate 100 basis point increase in the effective income tax rate or $0.03 per diluted share impact from applying FIN 48 (see Note 5 in Exhibit 1). Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are evaluated.

•	Diluted Earnings Per Share

❑	Diluted earnings per share on a GAAP basis, including an approximate 100 basis point or $0.03 per diluted share increase in the effective income tax rate related to FIN 48 (see Note 5 in Exhibit 1), are expected to be in the range of $1.72 to $1.75, versus previous guidance in the range of $1.81 to $1.87. Diluted earnings per share in fiscal year 2007 on a non-GAAP basis are expected to be in the range of $1.75 to $1.78, excluding an approximate 100 basis point or $0.03 per diluted share increase in the effective income tax rate related to FIN 48 (see reconciliation below), versus previous guidance in the range of $1.84 to $1.90.

Reconciliation of Fiscal Year GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 through 6)

	FY 2007 Guidance	FY 2006 Actual	% YOY Increase/<Decrease>
GAAP Diluted EPS *	$1.72 - $1.75	$1.79	<3.9%> - <2.2%>
Impact of Hold Everything Transition Charge (Note 1)	-	$0.023	-
Impact of CEO Departure Charge (Note 2)	-	$0.023	-
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-
Subtotal of Unusual Business Events	-	<$0.030>	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)*	$1.72 - $1.75	$1.76	<2.3%> - <0.6%>
Impact of FIN 48 (Note 5)	$0.03	-	-
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)*	$1.75 - $1.78	$1.76	<0.6%> - 1.1%

* Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑	This reconciliation is being provided to facilitate a meaningful evaluation of the company’s fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2007 are projected to be in the range of $665.0 million to $690.0 million, unchanged from previous guidance. This represents a projected increase in the range of 8.9% to 13.0%, versus $610.6 million at the end of fiscal year 2006.

•	Capital Spending

❑	Fiscal year 2007 capital spending is projected to be in the range of $210.0 million to $220.0 million, versus previous guidance in the range of $220.0 million to $240.0 million. This compares to capital spending of $191.0 million in fiscal year 2006.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2007 is projected to be $139.0 million, versus previous guidance in the range of $139.0 million to $140.0 million. Depreciation and amortization was $135.0 million in fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2007 is projected to be in the range of $29.0 million to $30.0 million, unchanged from previous guidance. Amortization of deferred lease incentives was $28.7 million in fiscal year 2006.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue and revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the impact of the Hold Everything consolidation charge, the impact of the CEO departure charge, the benefit of unredeemed gift certificate income, and the benefit of the VISA/MasterCard litigation settlement in fiscal year 2006. They also exclude the accounting impact of the implementation of FIN 48 in fiscal year 2007. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly results and fiscal year 2007 guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, increases in retail leased square footage, the macro economic environment for 2008 and our stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2007; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007, all quarterly reports on Form 10-Q for the following fiscal quarters, and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 597 stores, seven mail order catalogs and six e-commerce websites.

Exhibit 1

Reconciliation of 2007 and 2006 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Guidance* (14 Weeks)	FY 2007 Weighted Share Effect*	FY 2007 Guidance* (53 Weeks)
2007 GAAP Diluted EPS	$0.16	$0.23	$0.25	$1.11 - $1.14	<$0.03>	$1.72 - $1.75
Impact of FIN 48 (Note 5)	$0.005	$0.006	$0.005	$0.014	-	$0.03
Non-GAAP Diluted EPS Excluding New Accounting Pronouncements (Note 6)	$0.17	$0.24	$0.25	$1.12 –$1.15	<$0.03>	$1.75 - $1.78

	Q1 2006 Actual (13 Weeks)	Q2 2006 Actual (13 Weeks)	Q3 2006 Actual (13 Weeks)	Q4 2006 Actual (13 Weeks)	FY 2006 Weighted Share Effect**	FY 2006 Actual** (52 Weeks)
2006 GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.06	<$0.02>	$1.79
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	-	-	$0.023
Impact of CEO Departure Charge (Note 2)	-	$0.023	-	-	-	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	-	<$0.065>	-	-	-	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	-	<$0.011>	-	-	-	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	-	-	<$0.030>
2006 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)	$0.21	$0.25	$0.25	$1.06	<$0.01>	$1.76

	Q1 2007 Actual	Q2 2007 Actual	Q3 2007 Actual	Q4 2007 Actual	Weighted Share Effect	FY 2007 Guidance
2007 % Increase / <Decrease> in GAAP Diluted EPS	<20.0%>	<23.3%>	0.0%	4.7% - 7.5%	-	<3.9%> - <2.2%>
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 6)**	<23.8%>	<8.0%>	0.0%	4.7% - 7.5%	-	<2.3%> - <0.6%>
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding New Accounting Pronouncements and Unusual Business Events (Note 6)**	<19.0%>	<4.0%>	0.0%	5.7% - 8.5%	-	<0.6%> - 1.1%

* Due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the fourth quarter year-to-date calculations of GAAP and non-GAAP diluted earnings per share in fiscal year 2007 to be approximately $0.03 less than the sum of the diluted earnings per share by quarter. Also, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter during the year may not equal the year-to-date total.

** Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge – On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we incurred charges of $0.023 per diluted share, of which $0.014 per diluted share was included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. We closed our last eight Hold Everything stores at the end of the first quarter of 2006 and ceased our direct-to-customer operations at the end of the second quarter of 2006. See table above for quarterly expenses.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter of 2006. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consisted of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts were included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and was included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and was included as an offset in SG&A expenses.

Note 5:	FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes (“FIN 48”) – On January 29, 2007, we implemented FIN 48 which resulted in a negative cumulative effect adjustment to retained earnings of $11.7 million and an approximate 200 basis point increase in the effective income tax rate or $0.005 per diluted share in the first quarter of fiscal year 2007, an approximate 160 basis point increase in the effective income tax rate or $0.006 per diluted share in the second quarter of fiscal year 2007, and an approximate 120 basis point increase in the effective income tax rate or $0.005 per diluted share in the third quarter of fiscal year 2007. Due to the seasonality of taxable income and the timing associated with taxable events, we expect the application of FIN 48 to negatively impact our 2007 quarterly effective income tax rates in the range of 80 to 200 basis points, with an expected full year rate impact of approximately 100 basis points or $0.03 per diluted share.

Note 6:	SEC Regulation G – Non-GAAP Information - This table includes two non-GAAP financial measures. The first non-GAAP measure is the 2007 Diluted Earnings Per Share Excluding New Accounting Pronouncements. The second non-GAAP measure is the 2006 Diluted Earnings Per Share Excluding Unusual Business Events. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.